Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-215479 on Form S-3 of our reports dated February 26, 2016, relating to the consolidated financial statements of Dominion Midstream Partners, LP and subsidiaries, and the effectiveness of Dominion Midstream Partners, LP and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dominion Midstream Partners, LP for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

February 14, 2017

Richmond, Virginia